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                                                                    EXHIBIT 99.3


                               SECOND AMENDMENT TO
                   STOCK REGISTRATION AND REPURCHASE AGREEMENT


        THIS SECOND AMENDMENT TO STOCK REGISTRATION AND REPURCHASE AGREEMENT (this "Amendment") is made as of December 12, 1997 by and between TRANSMATION, INC., an Ohio corporation having its principal place of business at 10 Vantage Point Drive, Rochester, New York 14624 ("Transmation"), and WILLIAM J. BERK, residing at 9258 Vista Del Lago, 21A, Boca Raton, Florida 33428 ("Berk").

        WHEREAS, Transmation and Berk are parties to a certain Stock Registration and Repurchase Agreement dated April 1, 1979 and amended April 1, 1990 (the "Stock Agreement"), relating to shares of the Common Stock, par value $.50 per share, of Transmation (the "Common Stock") owned by Berk; and Transmation and Berk now wish to amend further the Stock Agreement in the manner hereinafter set forth;

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, Transmation and Berk hereby agree as follows:


        1.     SPECIAL RIGHT OF REGISTRATION.

               (a) Berk represents and warrants that on the date hereof, he beneficially owns, directly or indirectly, 762,524 shares of Common Stock (the "762,524 Shares").

               (b) As soon as practicable after the date hereof, Transmation will prepare and file with the Securities and Exchange Commission a registration statement which registers for sale under the Securities Act of 1933, as amended (the "Act"), the 762,524 Shares (the "Special Registration Statement"). Subject to all of the terms and conditions of this Section 1, Transmation will use its best efforts to cause the Special Registration Statement to be declared effective under the Act as soon as practicable after the filing thereof, but Transmation undertakes no obligation to maintain the effectiveness of the Special Registration Statement for any period of time.

               (c) Berk and, in the event of his death, Berk's personal representative will comply with the provisions of Subsections (i), (ii), (iii) and (iv) of Section 1(e) of the Stock Agreement in connection with the Special Registration Statement. Upon failure of Berk or Berk's personal representative for any reason to comply with the provisions of Subsections (ii), (iii) and (iv) of Section 1(e) of the Stock Agreement in connection with the Special Registration Statement, Transmation may, at its option, amend the Special Registration Statement to remove and de-register the 762,524 Shares. The provisions of Section 2(a) hereof will have no effect on the rights and obligations created by this Section 1(c).



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               (d) Berk and, in the event of his death, Berk's personal
representative will, if requested, execute and deliver to Transmation a power of attorney empowering Transmation's officers to take such actions as may be reasonable and necessary to accomplish the purposes of this Section 1.

               (e) All expenses incurred by Transmation in complying with the provisions of this Section 1 will be borne and paid by Transmation, except that Berk will bear and pay all discounts and commissions payable to brokers or dealers in respect of his sale of the 762,524 Shares, all stock transfer taxes and all fees, disbursements and expenses of counsel to Berk.

        2.     EFFECT OF SALE OF BERK'S SHARES.

               (a) Immediately upon sale of the 762,524 Shares by Berk, and without any further act or deed by any party, Section 1 ("Incidental Registration Under the Securities Act"), Section 2 ("Right of Registration After Death") and Section 4 ("Stock Redemption Upon the Death of Berk") of the Stock Agreement will each terminate and be of no further force or effect, and thereafter neither party will have any obligation or liability whatsoever to the other arising at any time under or in connection with Sections 1, 2 and 4 of the Stock Agreement.

               (b) In the event of the sale of less than all of the 762,524 Shares by Berk, Sections 1, 2 and 4 of the Stock Agreement will terminate, as aforesaid, only with respect to the portion of the 762,524 Shares so sold, and the Stock Agreement will remain in full force and effect, in accordance with its terms, with respect to the balance of the 762,524 Shares not sold; provided, however, that in no event will the Stock Agreement have any force or effect with respect to additional shares of Common Stock acquired directly or indirectly by Berk on or after the date hereof.

        3. EFFECT OF THIS AMENDMENT. The Stock Agreement is hereby amended to add to the Stock Agreement the provisions of Sections 1 and 2 of this Amendment. Except as modified by this Amendment, the Stock Agreement will remain unchanged and in full force and effect; provided, however, that any inconsistency between the terms of the Stock Agreement and the terms of this Amendment will be resolved in favor of this Amendment.

        4.     IN GENERAL.

               (a) Subject to the provisions of Section 3 hereof, this Amendment together with the Stock Agreement sets forth the entire understanding of the parties, and supersedes any and all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.

               (b) This Amendment will be binding up and will inure to the benefit of each of the parties and their respective personal representatives, heirs, administrators, successors and assigns.


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               (c) This Amendment may be executed in counterpart copies, each of which will be deemed an original but both of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                                            TRANSMATION, INC.


                                            By: /s/ Robert G. Klimasewski
                                               --------------------------------
                                            Its: President and CEO



                                            /s/ William J. Berk
                                               --------------------------------
                                               William J. Berk

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